CONSULTING GROUP CAPITAL MARKETS FUNDS

AMENDMENT NO. 18

TO

MASTER TRUST AGREEMENT

AMENDMENT NO. 18 (the “Amendment”) to the Master Trust Agreement dated April 12, 1991 (the “Agreement”) of Consulting Group Capital Markets Funds (the “Trust”), made as of the 1st day of November, 2007.

WITNESSETH:

WHEREAS, the Code of Massachusetts Regulations, Title 950, Chapter 109.03, provides that the declaration of trust shall contain the principal place of business of a trust;

NOW, THEREFORE, the Cross-Reference Sheet to the Agreement is hereby amended as follows:

109.03 (e) Principal place of business:

222 Delaware Avenue

Wilmington, Delaware 19801

IN WITNESS WHEREOF, the undersigned has hereto set his hand as the day and year first above written.

CONSULTING GROUP CAPITAL MARKETS FUNDS

By:
Name:	Israel Grafstein
Title:	Secretary